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                                                                     EXHIBIT 5.1


                              [COMPANY LETTERHEAD]


                                 October 4, 2002


AT&T Corp.
900 Routes 202/206 North
Bedminster, NJ  07921

Dear Sirs:

         I am Vice President -- Law and Secretary of AT&T Corp. (the "Company") and am acting as attorney to the Company in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") that the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (a) the following series of notes (the "Broadband Exchange Notes") upon which the Company and AT&T Broadband Corp., a wholly owned subsidiary of AT&T ("AT&T Broadband"), are co-obligors:
7.00% Notes Due May 15, 2005, 7.50% Notes Due 2006, 7.75% Notes Due March 1, 2007, 6.00% Notes Due 2009, 8.125% Debentures Due January 15, 2022, 8.125%
Debentures Due July 15, 2024, 8.35% Debentures Due 2025, 8.625% Debentures Due December 1, 2031; and (b) the following series of notes (the "New AT&T Notes") upon which the Company is sole obligor: 5.625% Notes Due March 15, 2004, 6.75% Notes Due April 1, 2004, 7.75% Medium-Term Notes, Series A Due May 15, 2025, 8.00% Medium-Term Notes, Series A Due May 15, 2025, 6.50% Notes Due March 15, 2029 and FRN Medium-Term Notes, Series A Due 2054. The Broadband Exchange Notes and the New AT&T Notes will each be issued pursuant to the indenture, dated September 7, 1990, between the Company and the Bank of New York, as trustee, as amended by the First Supplemental Indenture, dated October 30, 1992, between the Company and the trustee, a Second Supplemental Indenture to be executed between the Company and the trustee, and a Third Supplemental Indenture to be executed between the Company, AT&T Broadband and the trustee (collectively referred to as the "Indenture"). The Broadband Exchange Notes and the New AT&T Notes are being issued in connection with an exchange offer for currently outstanding notes of the Company.

         In furnishing this opinion, I or attorneys under my supervision have examined such documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company as I have deemed necessary or appropriate to provide a basis for the opinions set forth below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.
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         On the basis of the foregoing, I am of the opinion that:

         1. the issuance of the Broadband Exchange Notes and the New AT&T Notes has been duly authorized by the Board of Directors of the Company; and

         2. when issued in accordance with the terms of the Company's restated certificate of incorporation, as amended, the resolutions of the Board of Directors of the Company relating to the issuance the New AT&T Notes and the Broadband Exchange Notes and the Indenture, the New AT&T Notes and the Broadband Exchange Notes will be validly authorized, issued and delivered by the Company in accordance with the terms of the Indenture, and will constitute the legally binding obligations of the Company (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and to general equity principles).

         In connection with the opinions expressed above, I have assumed that at or prior to the delivery of the New AT&T Notes and the Broadband Exchange Notes there shall not have occurred any change in law affecting the validity or enforceability of the New AT&T Notes or the Broadband Exchange Notes, and that none of the terms of the New AT&T Notes or the Broadband Exchange Notes, the issuance and delivery of the New AT&T Notes or the Broadband Exchange Notes, nor the compliance by the Company with the terms of the New AT&T Notes or the Broadband Exchange Notes will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement. I also consent to the making of the statement with respect to me in the Registration Statement under the heading "Legal Matters."

                                        Very truly yours,


                                         /s/ Robert S. Feit
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                                                   Robert S. Feit
                                           Vice President -- Law and Secretary